8K November 2002.doc       - 4 -





CCA48KSE



             SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC 20549

                           Form 8K

                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934



DATE OF REPORT:  November 20, 2002





                    CCA Industries, Inc.

     (Exact Name of Registrant as Specified in Charter)

                          DELAWARE

      (State or other jurisdiction of incorporation or
                        organization)

                          2-85538-B

                  (Commission File Number)

                         04-2795439

            (IRS Employer Identification Number)

 200 Murray Hill Parkway, East Rutherford, New Jersey 07073

     (Address of principal executive offices, zip code)

                       (201) 330-1400

     (Registrant's telephone number including area code)





Item 3.

Reference is made to the Company's 8K Form filed with the Securities and Exchange Commission dated May 22, 2002, which set forth the background of the current litigation in the industry.

The Company has not renewed the Product Liability Policy covering the possible additional lawsuits that might be commenced against the Company in connection with its previous sale of phenylpropanolamine ("PPA"), which was contained in its diet suppressant products. The Company believed that the cost of the proposed "catastrophic policy" was excessive.

Since May 22, 2002, the Company has been sued in five additional litigations, three in Louisiana, one in Pennsylvania and one in New Jersey. Numerous other defendants have been named in the litigations in which CCA
Industries, Inc. was named as a defendant along with the major pharmaceutical companies. It is estimated that there are over 3,000 lawsuits currently pending against companies that previously utilized phenylpropanolamine in their products.

Counsel for the Company has advised the Company that the cases, in which the Company was sued, are defensible. The defense counsel believes that some of the cases are dismissible because they may be time barred. Additionally, the potential exists for substantial causation defenses such as co-morbidities, which may have predisposed plaintiffs to stroke independent of the use of the Company's product. Further, the taking of other drugs and supplements may provide a defense of alternative causation. There is also scientific basis of the plaintiffs' liability theory, which is also questionable. The research methodology used, which suggests the association between hemorrhagic stroke and PPA, has been criticized by the major pharmaceutical defendants. Consequently, additional studies have been undertaken.

The Company also intends to implead the company that sold the PPA ingredient to it.

One of the lawsuits referred to in the May 22, 2002 8K has been dismissed in Louisiana.

Counsel has advised the Company that as a general matter,
the PPA cases are defensible and that the cases do not
present a likely indemnity to exposure to CCA Industries,
Inc.   However, there can be no assurances that the current
PPA litigations could not prove an adverse material effect on the Company's operations.




                         SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 20, 2002


     CCA Industries, Inc.
     Registrant




By:  Ira W. Berman
     Ira W. Berman, Secretary